Exhibit 10.1

May 25, 2016

Mr. Ted Baun

FCA Chicago, IL

Dear Ted,

As we discussed previously, I am pleased to formally offer you the position of Chief Commercial Officer effective June 1, 2016.

In this position, you will continue to handle all domestic and international railcar commercial and business development responsibilities for the Company. All Sales and Marketing personnel will continue to report to you as will Kelly Bodway. Together you and Kelly will continue to drive the significant anticipated growth in our Parts business by aligning all of our commercial activities and will ensure our systems and infrastructure are optimized to support our growth. You will continue to report directly to me as part of the Senior Leadership Team.

The Board has approved an adjustment to your base salary effective May 1, 2016, from $300,000 to $350,000 annually. You will continue to participate in the Company’s Long Term Incentive Program (LTIP) and Short Term Incentive Plan (STIP) at a 50% target. The goals for 2016 remain the same. You continue to be eligible to participate in all Company benefit plans, as outlined in the 2016 JAC’s Salaried Employee Guide and all other benefits that your currently participate in, including the executive severance and pension plans.

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you, the President & CEO with the Board of Director’s approval. You continue to be subject to all protective covenants such as Confidentiality, Intellectual Property (IP), and Non-Solicitation.

Two North Riverside Plaza

Suite 1300

Chicago, IL 60606 USA

312.928.0850

Fax 312.928.0890

www.freightcaramerica.com

All forms of compensation referred to in this letter are subject to reduction to reflect withholding for applicable income, payroll and other taxes.

Ted, I look forward to continuing to work with you to enhance and progress your career at FCA. This is a significant step forward. I believe this opportunity continues to allow you to make significant contributions to the business.

Sincerely,

/s/ Joseph E. McNeely

Joseph E. McNeely

President & CEO

Accepted By:	/s/ Theodore W. Baun

Date: May 25, 2016

Cc: J. McNeely

      File

Two North Riverside Plaza

Suite 1300

Chicago, IL 60606 USA

312.928.0850

Fax 312.928.0890

www.freightcaramerica.com